EdR Updates Leasing Progress for 2017/2018 Lease Term

MEMPHIS, Tenn., April 5, 2017 /PRNewswire/ -- EdR (NYSE: EDR), a leader in the ownership, development and management of collegiate housing, today provided an update on the Company's leasing progress for the 2017/2018 lease-term in conjunction with the Interface Student Housing Conference in Austin, TX.
EdR’s same-community leasing portfolio is currently 120 basis points ahead of prior year with 73.2% of the beds preleased for the fall (excludes the 5,733 same-community beds at the University of Kentucky as the university’s assignment to communities does not occur until May).
The following is a summary of the current status of applications at the University of Kentucky compared to the same time last year:

	2017	2016
Bed Count:
Same-communities	5,733	4,592
New-communities	1,117	1,141
Total	6,850	5,733
Housing Applications	6,063	6,137
% Applied	89%	107%
“So far, this leasing season has progressed as expected for the majority of our 30,999 bed same-community leasing portfolio,” stated Randy Churchey, chairman and chief executive officer. “However, at the University of Kentucky we are now forecasting fall 2017 opening occupancy of approximately 95% (vs 99% in 2016) with an average rate increase of 3% to 4% for our combined same and new-communities.” Churchey continued, “The percentage of first year students selecting to live on campus has remained fairly constant and applications for this fall are consistent with the prior year, however, the pace at which EdR and the University are changing the culture to attract returning students to reside on campus is, to date, slower than anticipated.”
Based on current leasing velocity and market conditions, including the update for University of Kentucky beds, we are reducing our projection for same-community rental revenue growth by 100 bps. We expect the same-community leasing portfolio to open the 2017/2018 lease-term with occupancy flat and an approximate 2.5% to 3.5% increase in rates, resulting in rental revenue growth in the range of 2.5% to 3.5% (assuming an equal percentage allocation of UK applications to same and new-communities).
Based on the Company's current estimates, management reaffirms its 2017 financial guidance, including net income attributable to common shareholders of $0.66 to $0.76 per diluted share and Core FFO per share/unit of $1.90 to $2.00.

Preleasing Summary by Tier

				Preleasing at April 3,
	Design Beds	% of NOI	2016 Opening Occupancy	2017	2016	Preleasing Ahead/(Behind)	Projected Rate Growth(1)
Same-Communities - by Tier
Prior Year Occupancy Below 90% (Tier 1)	4,658	14.2%	78.6%	51.8%	44.5%	7.3%	(0.7)%
Prior Year Occupancy 90% to 96.9% (Tier 2)	3,697	13.8%	94.0%	64.7%	60.8%	3.9%	2.0%
Prior Year Occupancy 97% and Above (Tier 3)	16,911	72.0%	99.7%	81.0%	82.1%	(1.1)%	3.6%
Total Same-Communities (2)	25,266	100.0%	95.0%	73.2%	72.0%	1.2%	3.0%
Total Other-Communities (3)	889			25.0%	43.8%	(18.8)%
Total New-Communities (4)	3,429			42.4%		120
Total Communities	29,584			68.2%

The leasing velocity in the above preleasing summary by tier does not include 6,850 same and new-community beds at the University of Kentucky, 656 new-community beds at Boise State University and 417 new-community beds at Northern Michigan University, since each university's assignment process has not yet occurred. The University of Kentucky beds are currently 89% applied for this fall compared to 107% in the prior year. Note that current year applications at Kentucky are negatively impacted by the university's main recruiting events happening later this year than they did in 2016. The beds at Boise State and Northern Michigan University are currently 80% and 51% applied for the fall, respectively.
Players Club is also not included in the above preleasing summary by tier, as the community is being redeveloped for 2018 delivery and is not leasing for the 2017-2018 lease-term.
(1) The projected rate growth represents the midpoint of the range for the same-community leasing portfolio, including the same-community beds at Kentucky.
(2) The same-community designation for leasing purposes is different than for financial reporting purposes. A community is considered same-community for leasing when the Company has managed the leasing process for at least two leasing cycles, including the 2017/2018 leasing cycle.
(3) Other-communities includes University Towers, serving North Carolina State University. As previously disclosed, University Towers will be reported in other communities in 2017 due to the University implementing a freshman live-on requirement starting this fall. As a result of the new live-on requirements, we are changing the way we market and operate the community in 2017, making year over year results incomparable.
(4) The new-community designation for leasing purposes is different than for financial statement purposes. A community is considered new-community for leasing when the Company has not previously managed the leasing process. Design beds for Total New-Communities include the following: (1) our 2016 acquisitions of Pura Vida Place (100 beds), Carriage House (94 beds) and Urbane (311 beds), plus (2) beds at our 2017 development deliveries of The Local: Downtown (304 beds), Avid Square (475 beds) and SkyVue (824 beds), plus (3) our 2017 acquisitions of Retreat at Corvallis (1,016 beds) and 319 Bragg (305 beds).

About EdR
EdR (NYSE:EDR) is one of America's largest owners, developers and managers of collegiate housing. EdR is a self-administered and self-managed real estate investment trust that owns or manages 88 communities with more than 45,800 beds serving 55 universities in 25 states. EdR is a member of the Russell 2000 Index, the S&P MidCap 400 and the Morgan Stanley REIT indices. For details, please visit the company's Web site at www.EdRtrust.com.

For more information, contact:
J. Drew Koester, Senior Vice President, Capital Markets and Investor Relations
901-259-2523 dkoester@EdRtrust.com

For media information or photography, contact:
Craig Wack, PR Coordinator
901-252-6809 cwack@EdRtrust.com

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995
Statements about the company's business that are not historical facts are "forward-looking statements." Forward-looking statements are based on current expectations. You should not rely on our forward-looking statements because the matters they describe are subject to known and unknown risks and uncertainties that could cause the company's future results, performance, or achievements to differ significantly from the results, performance, or achievements expressed or implied by such statements. Such risks are set forth under the captions "Item 1A. Risk Factors" and "Forward-Looking Statements" in our annual report on Form 10-K and under the caption "Item 2. Management's Discussion and Analysis of Financial Condition and Results of Operations" (or similar captions) in our quarterly reports on Form 10-Q, and as described in our other filings with the Securities and Exchange Commission. Forward-looking statements speak only as of the dates on which they are made, and the company undertakes no obligation to update publicly or revise any guidance or other forward-looking statement, whether as a result of new information, future developments, or otherwise, unless required by law.

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